Exhibit 6.5

Twin Hospitality Group Inc.

2025 Incentive Compensation Plan

Restricted Stock Agreement

for

[Name of Recipient]

1. Award of Shares of Restricted Stock. Twin Hospitality Group Inc., a Delaware corporation (the “Company”), hereby grants, as of [___________], [___] (the “Grant Date”), to [name] (the “Recipient”) [number (___)] restricted shares (the “Restricted Stock”) of the Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”). The shares of Restricted Stock shall be subject to the terms, provisions and restrictions set forth in this Restricted Stock Agreement (this “Agreement”) and the Twin Hospitality Group Inc. 2025 Incentive Compensation Plan, as it may be amended from time to time (the “Plan”), which is incorporated by reference herein for all purposes. As a condition to entering into this Agreement, and to the issuance of the shares of Restricted Stock, the Recipient agrees to be bound by all of the terms and conditions herein and in the Plan. Unless otherwise provided herein, terms used herein that are defined in the Plan and not defined herein shall have the meanings attributable thereto in the Plan.

2. Vesting of Shares of Restricted Stock.

(a) General Vesting. Except as otherwise provided in Section 2(b) or Section 4 hereof, [the shares of Restricted Stock shall vest [ratably in three (3) equal installments on each annual anniversary of the Grant Date] (each, a “Vesting Date”); provided, that the Continuous Service of the Recipient continues on and through each such Vesting Date. Except as otherwise specifically provided herein, there shall be no proportionate or partial vesting in or during the periods prior to each Vesting Date, and vesting shall occur only on the appropriate Vesting Date.

(b) Acceleration of Vesting at Company Discretion. Notwithstanding any other term or provision of this Agreement, the Compensation Committee (the “Committee”) of the board of directors of the Company (the “Board”) shall be authorized, in its sole discretion, based upon its review and evaluation of the performance of the Recipient and of the Company, to accelerate the vesting of any shares of Restricted Stock under this Agreement, at such times and upon such terms and conditions as the Committee shall deem advisable, provided that such acceleration does not violate the terms of the Plan.

(c) Vested and Non-Vested Shares. (i) Any shares of Restricted Stock subject to this Agreement that have become vested pursuant to this Section 2 shall be referred to hereinafter as “Vested Shares”, and (ii) any shares of Restricted Stock subject to this Agreement that have not become vested pursuant to this Section 2 shall be referred to hereinafter as “Non-Vested Shares”.

3. Delivery of Restricted Stock.

(a) Issuance of Shares. The shares of Restricted Stock shall be issued in the name of the Recipient as soon as practicable after the Grant Date, provided that Unvested Shares may be held in escrow or in an account at the Company’s transfer agent until they become Vested Shares pursuant to Section 2 hereof, subject to the provisions of Section 4 hereof. All such shares shall bear any legends that the Board or the Committee shall deem necessary and appropriate to indicate the restrictions on Unvested Shares set forth herein, or which are otherwise required or indicated pursuant to any applicable stockholders agreement.

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(b) Stock Powers. The Recipient hereby irrevocably appoints the Secretary of the Company as his or her attorney-in-fact, with full power of appointment and substitution, to execute and deliver any such power or other instrument which may be necessary to effectuate the transfer of the shares of Restricted Stock (or assignment of distributions thereon) on the books and records of the Company. In addition, the Company may require the spouse of the Recipient, if any, to execute and deliver to the Company the Consent of Spouse in the form attached hereto as Exhibit B.

4. Forfeiture of Non-Vested Shares. Upon the termination of the Recipient’s Continuous Service for any reason, any shares of Restricted Stock that are Non-Vested Shares, and that will not become Vested Shares pursuant to Section 2 hereof as a result of such termination of Continuous Service, shall be immediately forfeited and revert back to the Company without any payment or consideration to the Recipient. The Committee shall have the power and authority to enforce on behalf of the Company any rights of the Company under this Agreement in the event of the Recipient’s forfeiture of Non-Vested Shares pursuant to this Section 4.

5. Rights with Respect to Restricted Stock.

(a) General. Except as otherwise provided in this Agreement, the Recipient shall have, with respect to all of the shares of Restricted Stock, whether Vested Shares or Non-Vested Shares, all of the rights of a holder of shares of Class A Common Stock, including without limitation (i) the right to vote such shares of Restricted Stock, (ii) the right to receive dividends, if any, as may be declared on the shares of Restricted Stock from time to time, and (iii) the rights available to all holders of shares of Class A Common Stock upon any merger, consolidation, reorganization, liquidation or dissolution, stock split-up, stock dividend or recapitalization undertaken by the Company; provided, however, that all of such rights shall be subject to the terms, provisions, conditions and restrictions set forth in this Agreement (including without limitation conditions under which all such rights shall be forfeited). Notwithstanding any provision to the contrary herein or in the Plan, with respect to Non-Vested Shares, any cash dividends declared with respect to Non-Vested Shares shall be paid at the same time, in the same form and in the same manner as dividends or other distributions are paid to the holders of Shares.

(b) Adjustments to Shares. If at any time while this Agreement is in effect (or shares of Restricted Stock granted hereunder remain unvested while the Recipient’s Continuous Service is ongoing), there shall be any increase or decrease in the number of issued and outstanding shares of Class A Common Stock through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of such shares, then and in that event, the Board or the Committee shall make any adjustments it deems fair and appropriate, in view of such change, in the number of shares of Restricted Stock then subject to this Agreement. If any such adjustment shall result in a fractional share, such fraction shall be disregarded.

(c) No Restrictions on Certain Transactions. Notwithstanding any term or provision of this Agreement to the contrary, the existence of this Agreement, or of any outstanding shares of Restricted Stock awarded hereunder, shall not affect in any manner the right, power or authority of the Company to make, authorize or consummate: (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (ii) any merger, consolidation or similar transaction by or of the Company; (iii) any offer, issue or sale by the Company of any capital stock of the Company, including any equity or debt securities, or preferred or preference stock that would rank prior to or on parity with the Restricted Stock and/or that would include, have or possess other rights, benefits and/or preferences superior to those that the Restricted Stock includes, has or possesses, or any warrants, options or rights with respect to any of the foregoing; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the stock, assets or business of the Company; or (vi) any other corporate transaction, act or proceeding (whether of a similar character or otherwise).

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6. Transferability. Unless otherwise determined by the Committee, the shares of Restricted Stock are not transferable unless and until they become Vested Shares in accordance with this Agreement, otherwise than by will or under the applicable laws of descent and distribution. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Recipient. Except as otherwise permitted pursuant to the first sentence of this Section 6, any attempt to effect a Transfer of any shares of Restricted Stock prior to the date on which the shares become Vested Shares shall be void ab initio. For purposes of this Agreement, “Transfer” shall mean any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment.

7. Tax Matters; Section 83(b) Election.

(a) Section 83(b) Election. If the Recipient properly elects, within thirty (30) days of the Grant Date, to include in gross income for federal income tax purposes an amount equal to the fair market value (as of the Grant Date) of the Restricted Stock pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), a form of which is attached hereto as Exhibit A (a “Section 83(b) Election”), the Recipient shall make arrangements satisfactory to the Company to pay to the Company any federal, state or local income taxes required to be withheld with respect to the Restricted Stock. If the Recipient makes a Section 83(b) Election but fails to make such tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind (including without limitation, the withholding of any shares that otherwise would be issued to the Recipient under this Agreement) otherwise due to the Recipient any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock.

(b) No Section 83(b) Election; Withholding of Shares. If the Recipient does not wish to make a Section 83(b) Election as described above in Section 7(a), the Recipient will be taxed on the Restricted Stock as it vests and such vesting will be subject to mandatory tax withholding. If the Recipient does not make arrangements to pay the withholding tax satisfactory to the Company prior to the issuance or vesting of the Restricted Stock, the Recipient will be deemed to satisfy such withholding obligations by surrendering to the Company a portion of the Vested Shares that would otherwise be issued or transferred to the Recipient, and the Vested Shares so surrendered shall be credited against such withholding obligation at the Fair Market Value (as such term is defined in the Plan) of such shares on the Vesting Date.

(c) Recipient’s Responsibilities for Tax Consequences. The tax consequences to the Recipient (including without limitation federal, state, local and foreign income tax consequences) with respect to the Restricted Stock (including without limitation the grant, vesting, delivery, and/or forfeiture thereof) are the sole responsibility of the Recipient. The Recipient shall consult with his or her own personal accountant(s) and/or tax advisor(s) regarding these matters, the making of a Section 83(b) election, and the Recipient’s filing, withholding and payment (or tax liability) obligations.

8. Amendment, Modification & Assignment. This Agreement may only be modified or amended in a writing signed by the parties hereto. No promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, with respect to the subject matter hereof, have been made by either party which are not set forth expressly in this Agreement. Unless otherwise consented to in writing by the Company, in its sole discretion, this Agreement (and Recipient’s rights hereunder) may not be assigned, and the obligations of Recipient hereunder may not be delegated, in whole or in part. The rights and obligations created hereunder shall be binding on the Recipient and his heirs and legal representatives and on the successors and assigns of the Company.

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9. Complete Agreement. This Agreement (together with those agreements and documents expressly referred to herein, for the purposes referred to herein) embody the complete and entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersede any and all prior promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, which may relate to the subject matter hereof in any way.

10. Miscellaneous.

(a) No Right to (Continued) Employment or Service. This Agreement and the grant of shares of Restricted Stock hereunder shall not confer, or be construed to confer, upon the Recipient any right to employment or service, or continued employment or service, with the Company or any Related Entity.

(b) No Limit on Other Compensation Arrangements. Nothing contained in this Agreement shall preclude the Company or any Related Entity from adopting or continuing in effect other or additional compensation plans, agreements or arrangements, and any such plans, agreements and arrangements may be either generally applicable or applicable only in specific cases or to specific persons.

(c) Severability. If any term or provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or under any applicable law, rule or regulation, then such provision shall be construed or deemed amended to conform to applicable law (or if such provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the grant of shares of Restricted Stock hereunder, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement and the award hereunder shall remain in full force and effect).

(d) No Trust or Fund Created. Neither this Agreement nor the grant of shares of Restricted Stock hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between (i) the Company or any Related Entity, and (ii) the Recipient or any other person. To the extent that the Recipient or any other person acquires a right to receive payments from the Company or any Related Entity pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware (without giving effect to principles of conflict of laws, and applicable federal law).

(f) Interpretation. The Recipient accepts the award of shares of Restricted Stock subject to all of the terms, provisions and restrictions of this Agreement and the Plan. The undersigned Recipient hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Agreement and/or the Plan.

(g) Headings. Section, paragraph and other headings and captions are provided solely as a convenience to facilitate reference. Such headings and captions shall not be deemed in any way material or relevant to the construction, meaning or interpretation of this Agreement or any term or provision hereof.

(h) Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s Secretary at 5151 Belt Line Road, Suite 1200, Dallas, Texas 75254, or if the Company should move its principal office, to such principal office, and, in the case of the Recipient, to the Recipient’s last address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section 10(h).

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(i) Compliance with Section 409A.

(i) General. It is the intention of both the Company and the Recipient that the benefits and rights to which the Recipient could be entitled pursuant to this Agreement either comply with or fall within an exception to Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.

(ii) No Representations as to Section 409A Compliance. Notwithstanding the foregoing, the Company does not make any representation to the Recipient that the shares of Restricted Stock awarded pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Recipient or any Beneficiary for any tax, additional tax, interest or penalties that the Recipient or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto is deemed to violate any of the requirements of Section 409A.

(iii) No Acceleration of Payments. Neither the Company nor the Recipient, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(j) Non-Waiver of Breach. The waiver by any party hereto of the other party’s prompt and complete performance, or breach or violation, of any term or provision of this Agreement shall be effected solely in a writing signed by such waiving party, and shall not operate nor be construed as a waiver of any subsequent breach or violation, and the non-action by any party hereto with respect to any right or remedy which he, she or it may possess shall not operate nor be construed as the waiver of such right or remedy by such non-acting party, or as a bar to the exercise of such right or remedy by such non-acting party, upon the occurrence of any subsequent breach or violation.

(k) Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the Grant Date.

COMPANY:

Twin Hospitality Group Inc.

By:
Name:
Title:

The Recipient acknowledges receipt of a copy of the Plan and represents that he or she has reviewed the provisions of the Plan and this Agreement in their entirety, is familiar with and understands their terms and provisions, and hereby accepts this award of shares of Restricted Stock subject to all of the terms and provisions of the Plan and this Agreement. The Recipient further represents that he or she has had an opportunity to obtain the advice of his or her personal accountant(s), tax advisor(s), and/or counsel in connection with and prior to executing this Agreement.

Agreed and Accepted:

RECIPIENT

Signed: __________________________________

Print Name: ______________________________

Date: ___________________________________

EXHIBIT A

ELECTION UNDER SECTION 83(b)

OF THE U.S. INTERNAL REVENUE CODE OF 1986

The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in taxpayer’s gross income for the current taxable year the amount of any compensation taxable to taxpayer in connection with his or her receipt of the property described below:

1.	The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

Name:
Spouse:
Taxpayer I.D. No.:
Address:

Tax Year:

2.	The property with respect to which the election is made is described as follows: ______________ shares (the “Shares”) of Class A Common Stock, par value $0.0001 per share, of Twin Hospitality Group Inc. (the “Company”).

3.	The date on which the property was transferred is ___________________, 2025.

4.	The property is subject to the following restrictions:

The Shares are required to be returned to the Company in the event that the undersigned ceases to perform services for the Company through a certain date specified in the Restricted Stock Agreement between me and the Company dated as of _________________, 2025. This right lapses with regard to the Shares based on my service as a director, officer or employee of, or consultant or other service provider to, the Company over time.

5.	The fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is: $____________.

6.	The amount (if any) paid for such property is: $0.

The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned’s receipt of the above-described property. The transferee of such property is the person performing the services in connection with the transfer of said property. The undersigned understands that the foregoing election may not be revoked.

Dated: ________________________, 2025

_______________________________________

Signature of Taxpayer

EXHIBIT B

CONSENT OF SPOUSE

I, ________________________________, spouse of ___________________________, have read and approve the foregoing Restricted Stock Agreement (the “Agreement”). In consideration of the Company’s grant to my spouse of the shares of Class A Common Stock of Twin Hospitality Group Inc. as set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or any shares of Class A Common Stock issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state or country of our residence as of the date of the signing of the Agreement.

Dated: __________________________, 20

Signature of Spouse

Print Name: